Exhibit 10.2

AMENDMENT

This AMENDMENT (the “Amendment”), dated as of April 6, 2014, is made and entered into by and between Questcor Pharmaceuticals, Inc., a California corporation (the “Company”), and Michael Mulroy (the “Executive”).

RECITALS

WHEREAS, the Company, Mallinckrodt plc, an Irish public limited company and Quincy Merger Sub, Inc. a Delaware corporation (the “Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving corporation of such merger (the “Merger”);

WHEREAS, the Company and the Executive are parties to a Severance Agreement, dated as of January 3, 2011 (the “Agreement”); and

WHEREAS, in connection with the Merger, the Company and the Executive desire to enter into this Amendment with respect to the effect of the Merger under the Agreement.

AMENDMENT

The parties hereto hereby amend the Agreement as follows, effective as of the date on which the Merger Agreement is entered into (the “Effective Date”).

1.    The definition of “Good Reason” in the Agreement is hereby deleted and replaced in its entirety with the following:

““Good Reason” shall mean the occurrence of any one or more of the following events which occurs during the period beginning sixty (60) days prior to the date of a Change in Control and ending one (1) year after the date of such Change in Control:

(1) Without the Executive’s written consent, assignment to the Executive of any duties inconsistent in any material respect with the Executive’s duties or responsibilities as in effect immediately prior to the Change in Control;

(2) Without the Executive’s written consent, a material change in the geographic location at which the Executive must perform services to a location which is more than 50 miles from the Executive’s principal place of business immediately preceding the Change in Control; or

(3) Without the Executive’s written consent, a material reduction in the Executive’s base salary compensation opportunity as in effect immediately prior to the Change in Control.

Notwithstanding the foregoing, the Executive shall be considered to have a Good Reason only if (x) the Executive provides written notice to the Company specifying in reasonable detail the event upon which the Executive is basing such Good Reason within ninety (90) days after the occurrence of such event, (y) the Company fails to cure such event within thirty (30) days after its receipt of such notice, and (z) the Executive terminates employment within sixty (60) days after the expiration of such cure period.”

2.    The Agreement is hereby amended by adding the following to the Agreement:

“Certain Additional Payments by the Company.

(a)
Gross-Up Payment. If it shall be determined that any Payment (as defined below) would be subject to the Excise Tax (as defined below), then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company’s obligation to make Gross-Up Payments under this Section shall not be conditioned upon the Executive’s termination of employment.

(b)
Determinations. Subject to the provisions of subsection (c) below, all determinations required to be made under this Section, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers LLP or such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the change of control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to subsection (c) below and the Executive thereafter is required to make a payment of any Excise

Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c)
Claims by the IRS. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

(i)    give the Company any information reasonably requested by the Company relating to such claim;
(ii)    take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;
(iii)    cooperate with the Company in good faith in order effectively to contest such claim; and
(iv)    permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subsection (c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or to contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)
Refunds. If, after the receipt by the Executive of a Gross-Up Payment or payment by the Company of an amount on the Executive’s behalf pursuant to subsection (c) above, the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of subsection (c) above, if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Executive’s behalf pursuant to subsection (c) above, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)
Payment of the Gross-Up Payment. Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination; provided that the Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in subsection (c) above that does not result in the remittance of any federal, state, local, and foreign income, excise, social security, and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Section, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

(f)	Certain Definitions. The following terms shall have the following meanings for purposes of this Agreement:
(i)    “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
(ii)    The “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Code Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
(iii)    A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.”

3.    To the extent applicable, the Agreement shall be deemed amended to the extent necessary to effectuate the provisions and intent of this Amendment, and such amendments shall be incorporated in and form a part of such agreements.

4.    In the event the Merger Agreement is terminated prior to consummation of the Merger, this Amendment shall automatically and without further action terminate.

5.    This Agreement shall be administered, interpreted and enforced under the internal laws of the State of California without regard to the principles of conflicts of laws thereof.

6.    If any provision of this Amendment is determined to be invalid or unenforceable, it shall be adjusted rather than voided, to achieve the intent of the parties to the extent possible, and the remainder of the Amendment shall be enforced to the maximum extent possible.

7.    This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. The parties hereto agree to accept a signed facsimile copy of this Amendment as a fully binding original.

(Signature page follows)

IN WITNESS WHEREOF, this Amendment has been executed and delivered by the parties hereto.

QUESTCOR PHARMACEUTICALS, INC.,
a California corporation

By: /s/ Don M. Bailey
Name: Don M. Bailey
Title: President and CEO

EXECUTIVE

/s/ Michael H. Mulroy
Michael H. Mulroy